Exhibit 99.1

ATEC Appoints Marie Meynadier, Ph.D., to Board of Directors

CARLSBAD, Calif., June 21, 2021 – Alphatec Holdings, Inc. (Nasdaq: ATEC), a provider of innovative solutions dedicated to revolutionizing the approach to spine surgery, announced today that Marie Meynadier, Ph.D., founder of EOS imaging, has been appointed as an independent director to the ATEC Board.

With over 25 years of experience in the high tech and medical device industries, Dr. Meynadier currently sits on boards of multiple medical technology companies in Europe and North America. She founded and served as Chief Executive Officer of EOS imaging until 2018, after which she remains a director and head of the Strategic Committee. Prior to her tenure at EOS, Dr. Meynadier served as Chief Executive Officer of Biospace Lab, a French preclinical imaging company, which she rapidly guided to profitability. She began her career in the semiconductor industry at Bellcore and ATT Bell Labs in New Jersey.  Dr. Meynadier received a degree in electrical engineering from Sup Télécom, Paris, and her Ph.D. in physics from Ecole Normale Supérieure Ulm, Paris.

“We would like to welcome Marie to the ATEC team,” said Pat Miles, Chairman and Chief Executive Officer.  “Her wealth of imaging expertise will be invaluable as we integrate EOS imaging and extend the technology to establish new standards in spine.  We also look forward to leveraging Marie’s global leadership experience as we further develop and then execute ATEC’s strategy to expand into untapped international markets.”

About ATEC

ATEC, through its wholly owned subsidiaries, Alphatec Spine, Inc., EOS imaging and SafeOp Surgical, Inc., is a medical device company dedicated to revolutionizing the approach to spine surgery through clinical distinction. ATEC’s Organic Innovation MachineTM is focused on developing new approaches that integrate seamlessly with the Company’s expanding AlphaInformatiX Platform to better inform surgery and more safely and reproducibly achieve the goals of spine surgery. ATEC’s vision is to become the Standard Bearer in Spine. For more information, visit us at www.atecspine.com.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainty. Such statements are based on management's current expectations and the Company cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements. Forward-looking statements include, but are not limited to, references to the Company’s expectations with respect to the benefits and synergies of the acquisition of EOS imaging, S.A. and the Company’s future expansion strategies. Important factors that could cause actual results to differ from those expressed or implied by such forward-looking statements can be found in the Company's most recent annual report, and any subsequent quarterly and current reports, filed with the Securities and Exchange Commission. ATEC disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

Investor/Media Contact:

Tina Jacobsen, CFA

Investor Relations

(760) 494-6790

investorrelations@atecspine.com

Company Contact:

J. Todd Koning

Chief Financial Officer

Alphatec Holdings, Inc.

investorrelations@atecspine.com